SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                             JULY 23, 1996
                            ---------------
                   (Date of earliest event reported)


                ADVANCED TECHNOLOGY LABORATORIES, INC.
        (Exact name of registrant as specified in its charter)


      Washington                 0-15160           91-1353386
     ------------               ---------         ------------
     (State or other           (Commission      (I.R.S. Employer
     jurisdiction or              File          Identification No.)
     organization)               Number)


     22100 Bothell Everett Highway
     P.O. Box 3003, Bothell, Washington               98041-3003
     ----------------------------------               ----------
    (Address of principal executive offices)          (Zip Code)


     Registrant's telephone number, including area code: (206) 487-7000



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ITEM 5.        OTHER EVENTS


Legal Proceedings.
- ------------------

As an update to the announcement of May 20, 1996 that the Company would appeal the amount of damages awarded by the U.S. District Court for the Northern District of California to SRI International in a patent infringement lawsuit, the Company provides the following information.

As announced, the Company has filed its appeal of the above identified damages award with the United States Court of Appeals for the Federal Circuit in Washington, D.C., the court having jurisdiction over patent appeals in the United
States. The Company deferred any payment of damages in the case until the appeal has been decided by posting a supersedeas bond with the California District Court. The
Company will be filing its appeal briefs during the third and fourth quarters of 1996. The Federal Circuit will schedule oral argument on the appeal after the briefs have been filed.

As stated in the May 20, 1996 announcement and reiterated in the Company's press release of second quarter results on July 23, 1996, a copy of which is attached hereto as Exhibit 20, the Company does not expect the decision in this lawsuit to impact the operations of the Company. The decision has no product implications as the patent in suit has expired, all of the products which allegedly contained the subject matter of the patent have been discontinued, and the circuit at issue has never been used in any of the Company's current products. The Company has accrued $34.6 million against the full amount of the District Court award, including a 1994 accrual of $5 million and an accrual in the second quarter of 1996 of $29.6 million. Beginning with the second quarter of 1996 the Company is accruing interest going forward on the full amount of the accrual, $34.6 million, at the commercial paper rate. This interest accrual is expected to amount to approximately $0.5 million per quarter and, when aggregated with interest income on the Company's cash balances and other interest income and expense items, is expected to result in a net interest expense of approximately $0.3 million for the next few quarters, if present conditions continue.

The Company expects to pay any damage award ultimately determined at the end of the appeal process from its cash and short-term investments, which were $56.6 million on June 28, 1996. This payment is not expected to limit the ability of the Company to conduct its plans and operations as currently contemplated in any material way.

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The above statements are forward looking statements that
involve a number of risks and uncertainties and should be read in conjunction with the 1995 Annual Report which is incorporated by reference in the Company's 1995 Form 10-K, the Company's news releases of February 15, April 23, May 20, and July 23, 1996, and the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended March 29, 1996. There are certain important factors that could cause actual results to differ materially from those anticipated by the Company, including but not limited to interest rate changes, changes in the value of the U.S. dollar in relation to foreign currencies, changes in the Company's investment portfolio, cash needs beyond those which are currently foreseen by the Company, changes in the buying plans or intentions of customers, releases of competitive product offerings by others, unanticipated adverse sales trends with respect to the Company's products, and other significant unanticipated events.

ITEM 7     EXHIBITS

     c. Exhibits
        --------

           20     ATL Press Release dated July 23, 1996.


                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Commission Act of 1934, the restrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ADVANCED TECHNOLOGY
                                             LABORATORIES, INC.


     DATE: July 30, 1996                     BY: /s/ Harvey N. Gillis
                                                 --------------------
                                                 Harvey N. Gillis
                                                 Sr. Vice President and
                                                 Chief Financial Officer

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                           EXHIBIT INDEX

Exhibit
Number     Exhibit
- -------    -----------------------------------------------

  20       ATL Press Release dated July 23, 1996.

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